Web2 Corp. Adds Members to their Board of Directors

ORLANDO, FL, February 21, 2007: Web2 Corp. (OTCBB-WBTO) announced today that it had appointed two new Board members, Mr. Aaron Stein and Mr. Eric Seidel.

Aaron Stein currently manages his own CPA firm with over 25 years of experience working with a diversity of clients including providing audit and review and consulting services for small public companies, tax support for law firms involved in class action settlements funds, tax and consulting services for clients in real estate, manufacturing, consulting and various other businesses.

Mr. Stein attended C.W. Post Campus of LIU where he earned a Bachelor of Science Degree in Accounting.

Eric Seidel currently serves as Vice Chairmen of eAutoclaims, Inc (OTC/BB: EACC) and recently took that role since January of 2007. Prior to becoming Vice Chairmen of the company, he serves as President/CEO since 2000. During the period of time the company grew from $1.7M a year in revenues to over $13M in 2006. Mr. Seidel is considered a pioneer in the online Insurance claims processing industry and eAutoclaims is recognized as a leader in the industry.

Mr. Seidel as serves as a Local City Councilman in the City of Oldsmar Florida, he will hold the elected office of Seat 4 until March 2010.

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on 110 Media Group, Inc. management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to 110 Media Group, Inc., Inc. as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. These forward-looking statements may relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact. Further information on risks or other factors that could affect 110 Media Group, Inc. results of operations is detailed in its filings with the United States Securities and Exchange Commission

William Mobley
CEO  Web2 Corp
(407) 316-8906